                                                                   EXHIBIT 99(1)


       Harrah's Entertainment Reports Third-Quarter Records In Revenues,
           Property EBITDA, Income From Operations, Earnings Per Share

         LAS VEGAS, October 22, 2002 - Harrah's Entertainment, Inc. (NYSE:HET) today reported record third-quarter revenues of $1.13 billion, up 11.9 percent from revenues of $1.01 billion in the year-earlier quarter.

         Third-quarter income from operations rose 42.5 percent to a record $228.8 million from $160.6 million in the year-ago quarter. Diluted earnings per share was a record 89 cents, up 50.8 percent from pro forma diluted earnings per share of 59 cents in third quarter of 2001.

         For the first nine months of 2002, revenues rose 14.5 percent to a record $3.15 billion from $2.75 billion in the year-earlier nine months. Income from operations increased 41.1 percent to a record $630.7 million from $446.9 million. Nine-month diluted earnings per share before charges due to a change in accounting principle totaled $2.39, up 63.7 percent from pro forma diluted earnings per share of $1.46 in the first nine months of 2001.

         The pro forma amounts for the prior year are required under Generally Accepted Accounting Principles (GAAP) to reflect the add-back of prior year goodwill amortization expense to the company's previously reported results due to the change in accounting for goodwill and other intangible assets adopted January 1, 2002, as required by Statement of Financial Accounting Standards No. 142.

         In addition to GAAP-defined results, casino companies have historically reported two additional performance measurements - Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) and Adjusted Earnings Per Share (Adjusted EPS). Analysts' estimates are comparable to Adjusted EPS. As has been the company's practice, a reconciliation of Adjusted EPS to GAAP EPS is attached to this earnings release.

             Property EBITDA, Adjusted EPS Gain More Than 20 Percent

         Harrah's third-quarter Property EBITDA rose 22.7 percent to a record $330.3 million, compared with $269.1 million in the third quarter of 2001.

         Third-quarter Adjusted EPS increased to a record 91 cents, up 26.4 percent from the 2001 third quarter's pro forma Adjusted EPS of 72 cents.

         "Once again, we achieved record quarterly results due to continued same-store sales growth, strong returns on recent capital improvements and the contributions from acquired properties," said Phil Satre, Harrah's Chairman and Chief Executive Officer. "These results again proved the value of geographic diversification, and we benefited from favorable comparisons with the 2001 third quarter, when visitation to Las Vegas declined sharply due to the September 11 terrorist attacks. The increases were realized despite increased competition and higher gaming taxes in certain markets in the 2002 third quarter.

          "System-wide same-store sales rose 5.2 percent, marking their 15th consecutive quarter of increases," Satre said. "These gains are the result of proprietary capabilities, developed centrally and administered locally, that provide exceptional value to our targeted customers while allowing us to operate more efficiently than our competitors.

         "Targeted capital investments helped properties such as Harrah's Atlantic City to post double-digit revenue and earnings growth for the quarter, while higher taxes in Illinois, Indiana and Louisiana partially offset operating gains," Satre said.

         "At the same time, our investment-grade credit rating and strong balance sheet provide us with the ability to move rapidly on new expansion opportunities as they arise," Satre said. "The third-quarter announcement of our plan to acquire a controlling interest in Louisiana Downs is an example of our determination to pursue additional avenues for growth."

          Among third-quarter highlights:

                  o Harrah's Entertainment announced that Phil Satre will turn over his CEO position to Harrah's current President and Chief Operating Officer Gary Loveman, effective January 1, 2003. Satre will remain chairman. Harrah's Eastern Division President Tim Wilmott will assume Loveman's COO duties and become executive vice president of the company.

                  o For the second consecutive year, Harrah's was the only North American gaming or lodging company selected as a component of the Dow Jones Sustainability World Index, which cites companies for their responsible approaches to creating sustainable long-term shareholder value.

                  o The $125 million Harrah's Rincon Casino and Resort, owned by the Rincon San Luiseno Band of Mission Indians and managed by Harrah's, opened August 8, bringing the Harrah's brand into the Southern California market.

                  o The company signed a letter of intent to acquire a controlling interest in Louisiana Downs, a thoroughbred racetrack in Bossier City, Louisiana. Harrah's plans to install slot machines following the proposed acquisition, making Louisiana Downs the only land-based gaming facility with slots in Northern Louisiana.

                  o Harrah's Entertainment and JCC Holding Company announced a merger agreement under which a Harrah's affiliate will acquire the remaining 37 percent of JCC common stock that it doesn't already own for approximately $54 million. JCC owns the Harrah's New Orleans Casino. The acquisition, subject to approvals by JCC shareholders and Louisiana regulators, is expected to close in the fourth quarter of 2002.

          Shortly after the fourth quarter began, the company signed a definitive agreement to sell Harveys Wagon Wheel Hotel & Casino in Central City, Colorado, to Centaur Colorado, LLC, a subsidiary of Centaur, Inc. of Indianapolis. Closing of the transaction is subject to customary regulatory approvals. Harrah's acquired Wagon Wheel in July 2001 as part of its acquisition of Harveys Casino Resorts.

   WESTERN REGION ACHIEVES RECORD REVENUES, OPERATING PROFIT, PROPERTY EBITDA

WESTERN REGION RESULTS
(in millions)


                                          2002            2001           Percent         2002             2001           Percent
                                          Third           Third          Increase     First Nine       First Nine       Increase
                                         Quarter         Quarter        (Decrease)      Months           Months        (Decrease)
                                         -------         -------        ----------      ------           ------        ----------
Rio Hotel & Casino
   Total revenues                        $ 92.2          $ 90.8              1.5%       $286.9           $298.9            (4.0)%
   Operating profit                         8.6           (15.2)           156.6%         38.5             (5.0)            N/M
   Property EBITDA*                        19.3            (4.9)             N/M          70.7             27.6           156.2%
Harrah's Southern Nevada
   Total revenues                        $111.3          $104.7              6.3%       $332.1           $322.1             3.1%
   Operating profit                        20.4            16.1             26.7%         62.6             61.1             2.5%
   Property EBITDA                         29.0            24.9             16.5%         88.9             87.4             1.7%
Northern Nevada Harrah's
and Harveys properties
   Total revenues                        $147.9          $134.7              9.8%       $369.6           $278.0            32.9%
   Operating profit                        36.5            30.6             19.3%         63.1             44.1            43.1%
   Property EBITDA                         46.2            39.2             17.9%         92.2             65.0            41.8%
Total Western Region
   Total revenues                        $351.4          $330.2              6.4%       $988.6           $899.0            10.0%
   Operating profit                        65.5            31.5            107.9%        164.2            100.2            63.9%
   Property EBITDA                         94.5            59.2             59.6%        251.8            180.0            39.9%

* Rio's Property EBITDA for third quarter and the first nine months of 2001 includes $13.0 million in nonrecurring charges to refocus the property's operations.

         Incremental results from the Harvey's Lake Tahoe and Colorado casinos plus same-store sales gains and cost management at the company's Southern Nevada properties enabled Harrah's Western Region to achieve record third-quarter revenues, operating profit and Property EBITDA.

         Despite the weak Reno market, Northern Nevada casinos achieved third-quarter revenue and Property EBITDA gains due to the addition of three months' results from Harveys Lake Tahoe compared with two months in 2001. Revenues rose 9.8 percent, operating profit increased 19.3 percent and Property EBITDA rose 17.9 percent from the 2001 third quarter.

          Harrah's Las Vegas revenues rose 4.7 percent, operating profit was up
26.8 percent and Property EBITDA increased 15.7 percent to third-quarter records due to continued improvement in business.

         The Rio continued to show improved results, with revenues up 1.5 percent, operating profit of $8.6 million compared with last year's $15.2 million loss and Property EBITDA of $19.3 million compared with a loss of $4.9 million in the 2001 third quarter. The gains were due primarily to costs savings resulting from exiting the high-end international table-game business and replacing revenues from that business with higher-margin revenues. The 2001 third-quarter and nine-month results for the Rio included $13 million in charges related to the property's de-emphasis of high-limit international table-game play.

         Harrah's Laughlin revenues increased 10.4 percent to a record, while operating profit rose 26.1 percent and Property EBITDA was 18.7 percent higher than in the year-ago quarter.

         For 2002's first nine months, Western Region revenues were up 10.0 percent, while operating profit gained 63.9 percent and Property EBITDA rose
39.9 percent, due primarily to the addition of the Harveys properties and improved results at the Rio.

                       EASTERN REGION POSTS RECORD RESULTS

EASTERN REGION RESULTS
(in millions)


                                        2002            2001           Percent          2002           2001           Percent
                                        Third           Third          Increase      First Nine      First Nine       Increase
                                       Quarter         Quarter        (Decrease)       Months          Months        (Decrease)
                                       -------         -------        ----------       ------          ------        ----------
Harrah's Atlantic City
   Total revenues                       $130.1          $111.8            16.4%        $331.3          $303.5            9.2%
   Operating profit                       47.9            38.0            26.1%         111.2            94.6           17.5%
   Property EBITDA                        56.3            44.3            27.1%         133.9           114.3           17.1%
Showboat Atlantic City
   Total revenues                       $ 95.5          $ 90.8             5.2%        $260.2          $248.8            4.6%
   Operating profit                       26.3            20.0            31.5%          60.4            49.3           22.5%
   Property EBITDA                        33.8            27.2            24.3%          85.0            70.0           21.4%
Total Eastern Region
   Total revenues                       $225.6          $202.6            11.4%        $591.5          $552.3            7.1%
   Operating profit                       74.2            58.0            27.9%         171.6           143.9           19.2%
   Property EBITDA                        90.1            71.5            26.0%         218.9           184.3           18.8%

         Both Harrah's Atlantic City and the Atlantic City Showboat achieved record revenues, operating profits and Property EBITDA for the third quarter. Harrah's Atlantic City benefited from the first full quarter's contributions from the 452-room hotel addition and 450 new slot machines that opened in May. The Showboat posted record results due to effective marketing programs. The Harrah's property is scheduled to introduce 500 additional casino games at year-end, and Showboat is slated to open its new 544-room hotel expansion next summer.

         For the first nine months of 2002, Eastern Region revenues rose 7.1 percent, operating profit gained 19.2 percent and Property EBITDA increased 18.8 percent.

                           CENTRAL REGION POSTS GAINS


CENTRAL REGION RESULTS
(in millions)


                                       2002           2001          Percent        2002            2001            Percent
                                       Third          Third         Increase     First Nine      First Nine        Increase
                                      Quarter        Quarter       (Decrease)      Months          Months         (Decrease)
                                      -------        -------       ----------      ------          ------         ----------
Central Region
   Total revenues                     $538.5         $454.2          18.6%        $1,514.1        $1,240.4          22.1%
   Operating profit                     99.7           97.2           2.6%           318.9           267.4          19.3%
   Property EBITDA                     131.0          128.2           2.2%           406.7           348.8          16.6%

         Contributions from the two Council Bluffs, Iowa, facilities acquired in the Harveys transaction in July 2001, the consolidation of Harrah's New Orleans' results and capital investments in Indiana and Illinois helped the Central Region post record third-quarter revenues, Property EBITDA and operating profit.

         Central Region revenues were up 18.6 percent in the third quarter from the year-ago period due primarily to incremental results from the New Orleans and Iowa casinos and record revenues at Harrah's Illinois and Indiana properties. Central Region operating profit and Property EBITDA grew 2.6 percent and 2.2 percent, respectively, for the same reasons despite higher gaming taxes and more competition.

         Property enhancements in Joliet, East Chicago and Metropolis helped each casino set revenue records. Operating profit was flat in Joliet and Metropolis and lower in East Chicago, while Property EBITDA rose 4.2 percent at Joliet and 7.9 percent at Metropolis but declined 8.6 percent at East Chicago as a result of the higher gaming taxes.

         Harrah's North Kansas City's revenues were 1.6 percent lower than in the 2001 third quarter, but operating profit and Property EBITDA matched the year-ago record levels. Revenues at Harrah's St. Louis fell 9.9 percent, operating profit was off 23.5 percent and Property EBITDA declined 24.2 percent due to increased competition in that market.

         New Orleans results have been consolidated into the company's financial statements since Harrah's acquisition of an additional stake in JCC Holding Company on June 7, 2002, that raised Harrah's interest to 63 percent. Prior to the acquisition, Harrah's financial statements reflected only management fees and income from non-consolidated affiliates from the New Orleans casino. The casino contributed $66.6 million in revenues, $6.5 million in operating profit and $9.5 million in Property EBITDA to the company's third-quarter 2002 results.

         Combined revenues at the Harrah's Shreveport and Harrah's Lake Charles properties in Louisiana fell 10.0 percent, operating profit decreased 24.9 percent and Property EBITDA declined 18.0 percent from the year-ago quarter due to additional competition in Lake Charles and higher gaming tax rates in Shreveport than in the 2001 third quarter.

         Combined third-quarter revenues from Harrah's Mississippi properties were about even with the year-ago quarter, but operating profit was up 40.4 percent and Property EBITDA was 28.6 percent higher.

         For the first nine months of 2002, Central Region revenues were up 22.1 percent, operating profit gained 19.3 percent and Property EBITDA rose 16.6 percent.

         "We will continue to press for equitable tax treatment, review our cost structure and use our financial leverage and strong diagnostic marketing capabilities to counter competitive pressures in an effort to more closely align the overall growth rate of our Central Region properties with the strong performances of our Eastern and Western Regions," Satre said.

MANAGED PROPERTIES:

          Third-quarter and first nine months' management fees from the Indian casinos Harrah's manages were level with the year-ago periods. Fees from the opening of the new Harrah's Rincon casino north of San Diego on August 8 were offset by changes in fee structures at other casinos made in 2001. No management fees were recorded from Harrah's New Orleans for the third quarter 2002 due to the consolidation of the operating results of this property beginning in June.

OTHER ITEMS:

         Corporate expense rose 32.8 percent in the 2002 third quarter due to increased incentive compensation accruals. Corporate expense was 1.7 percent lower for the first nine months of 2002, however, due to cost savings and the timing of certain expenses. Goodwill amortization declined because of the change in accounting standards adopted January 1, 2002.

         Despite an increase in debt related to the Harveys acquisition and share repurchases, interest expense declined 4.6 percent and 5.5 percent for the third quarter and first nine months of 2002, respectively, from the year-earlier periods due to lower interest rates. The company repurchased 0.8 million shares during the third quarter of 2002 at an average price of $41.54 per share.

         Other income in the prior year included a $7.1 million gain from resolution of a contingency related to a former affiliate. The company's effective income tax rate for the 2002 third quarter and first nine months increased from the year-ago rates due to higher state income taxes.

         Harrah's Entertainment will host a conference call for interested parties today, Tuesday, October 22, 2002, at 9:00 a.m. Eastern Daylight Time to review its 2002 third-quarter and first nine months' financial results. For those interested in participating in the call, please dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time. A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 1 p.m. EDT Tuesday, October 22. The replay will be available through 11:59 p.m. EST on Monday, October. The passcode number for the replay is 5915141.

         Interested parties wanting to listen to the live conference call on the Internet may do so on the company's web site - WWW.HARRAHS.COM - in the Investor Relations section behind the "About Us" tab.

         Founded 65 years ago, Harrah's Entertainment, Inc. operates 26 casinos in the United States, primarily under the Harrah's brand name. Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

         This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contains words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. We have based these forward-looking statements on our current expectations and projections about future events.

         We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:

         o the effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular;

         o construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

         o our ability to timely and cost effectively integrate into our operations the companies that we acquire;

         o        access to available and feasible financing;

         o changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

         o litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

         o ability of our customer-tracking and yield-management programs to continue to increase customer loyalty;

         o our ability to recoup costs of capital investments through higher revenues;

         o        acts of war or terrorist incidents;

         o        abnormal gaming holds, and

         o the effects of competition, including locations of competitors and operating and market competition.

         Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


                                     -MORE-

                          HARRAH'S ENTERTAINMENT, INC.
                       CONSOLIDATED SUMMARY OF OPERATIONS
                                   (UNAUDITED)


                                                                     Third Quarter Ended                  Nine Months Ended
                                                                -----------------------------      -----------------------------
(In thousands, except per share amounts)                         Sept. 30,         Sept. 30,         Sept. 30,        Sept. 30,
                                                                   2002              2001              2002             2001
                                                                -----------       -----------      ------------     ------------
Revenues*                                                       $1,133,790        $1,007,778       $ 3,147,839      $ 2,748,399
Property operating expenses                                       (803,442)         (738,680)       (2,239,561)      (2,009,201)
Depreciation and amortization                                      (79,765)          (75,617)         (232,798)        (210,077)
                                                                ----------        ----------       -----------      -----------
    Operating profit                                               250,583           193,481           675,480          529,121
Corporate expense                                                  (16,434)          (12,376)          (39,115)         (39,784)
Equity in nonconsolidated affiliates                                  (519)             (174)            4,289             (597)
Amortization of intangible assets                                   (1,200)           (6,259)           (2,971)         (17,558)
Reserves for New Orleans casino                                         --                --                --           (2,322)
Project opening costs and other nonrecurring
  items                                                             (3,627)          (14,080)           (6,948)         (22,010)
                                                                ----------        ----------       -----------      -----------
Income from operations                                             228,803           160,592           630,735          446,850
Interest expense, net of interest capitalized                      (60,744)          (63,685)         (180,596)        (191,100)
Loss on equity interests in subsidiaries                                --                --                --           (5,040)
Other (expense) income, including interest
  income                                                            (1,915)            5,088              (880)           4,783
                                                                ----------        ----------       -----------      -----------
Income before income taxes and minority
  interests                                                        166,144           101,995           449,259          255,493
Provision for income taxes                                         (61,405)          (37,486)         (165,493)         (93,323)
Minority interests                                                  (3,697)           (2,692)          (11,447)          (8,279)
                                                                ----------        ----------       -----------      -----------
Income before extraordinary items and
  cumulative effect of change in accounting
  principle                                                        101,042            61,817           272,319          153,891
Extraordinary gain (loss), net of tax
  expense of $58 and benefit of $13                                     --               106                --              (25)
Cumulative effect of change in accounting
  principle, net of tax benefit of $2,831                               --                --           (91,169)              --
                                                                ----------        ----------       -----------      -----------
    Net income                                                  $  101,042        $   61,923       $   181,150      $   153,866
                                                                ==========        ==========       ===========      ===========

Earnings per share - basic
Before extraordinary items and cumulative
  effect of change in accounting principle                      $     0.91        $     0.55       $      2.44      $      1.34
Extraordinary gain (loss), net of tax                                   --                --                --               --
Cumulative effect of change in accounting
  principle, net                                                        --                --             (0.82)              --
                                                                ----------        ----------       -----------      -----------
    Net income                                                  $     0.91        $     0.55       $      1.62      $      1.34
                                                                ==========        ==========       ===========      ===========

Earnings per share - diluted
Before extraordinary items and cumulative
  effect of change in accounting principle                      $     0.89        $     0.54       $      2.39      $      1.32
Extraordinary gain (loss), net of tax                                   --                --                --               --
Cumulative effect of change in accounting
  principle, net                                                        --                --             (0.80)              --
                                                                ----------        ----------       -----------      -----------
    Net income                                                  $     0.89        $     0.54       $      1.59      $      1.32
                                                                ==========        ==========       ===========      ===========

Proforma earnings per share - basic
Before extraordinary items and cumulative effect of
  change in accounting principle                                $     0.91        $     0.60       $      2.44      $      1.49
Extraordinary gain (loss), net of tax                                   --                --                --               --
Cumulative effect of change in accounting
  principle, net                                                        --                --             (0.82)              --
                                                                ----------        ----------       -----------      -----------
    Net income                                                  $     0.91        $     0.60       $      1.62      $      1.49
                                                                ==========        ==========       ===========      ===========

Proforma earnings per share - diluted
Before extraordinary items and cumulative effect of
  change in accounting principle                                $     0.89        $     0.59       $      2.39      $      1.46
Extraordinary gain (loss), net of tax                                   --                --                --               --
Cumulative effect of change in accounting
  principle, net                                                        --                --             (0.80)              --
                                                                ----------        ----------       -----------      -----------
    Net income                                                  $     0.89        $     0.59       $      1.59      $      1.46
                                                                ==========        ==========       ===========      ===========

Weighted average common shares outstanding                         110,594           113,241           111,682          114,610
                                                                ==========        ==========       ===========      ===========
Weighted average common and common equivalent shares
  outstanding                                                      113,012           115,080           114,039          116,789
                                                                ==========        ==========       ===========      ===========

*See note (a) on Supplemental Operating Information.

                          HARRAH'S ENTERTAINMENT, INC.
                       SUPPLEMENTAL OPERATING INFORMATION
                                   (UNAUDITED)


                                                         Third Quarter Ended                          Nine Months Ended
                                                  --------------------------------           --------------------------------
(In thousands)                                     Sept. 30,            Sept. 30,             Sept. 30,            Sept. 30,
                                                     2002                 2001                  2002                 2001
                                                  -----------          -----------           -----------          -----------
                REVENUES (A)
   Western Region                                 $  351,392           $  330,185            $  988,584           $  899,055
   Eastern Region                                    225,599              202,611               591,549              552,297
   Central Region                                    538,459              454,196             1,514,112            1,240,393
   Managed                                            16,592               18,701                51,326               50,753
   Other                                               1,748                2,085                 2,268                5,901
                                                  ----------           ----------            ----------           ----------
      Total Revenues                              $1,133,790           $1,007,778            $3,147,839           $2,748,399
                                                  ==========           ==========            ==========           ==========

              OPERATING PROFIT
   Western Region                                 $   65,512           $   31,480            $  164,161           $  100,167
   Eastern Region                                     74,228               58,020               171,649              143,907
   Central Region                                     99,741               97,154               318,945              267,367
   Managed                                            14,770               15,342                44,584               41,346
   Other                                              (3,668)              (8,515)              (23,859)             (23,666)
                                                  ----------           ----------            ----------           ----------
      Total Operating Profit                      $  250,583           $  193,481            $  675,480           $  529,121
                                                  ==========           ==========            ==========           ==========

            PROPERTY EBITDA (B)
   Western Region                                 $   94,529           $   59,247            $  251,808           $  180,024
   Eastern Region                                     90,088               71,477               218,899              184,342
   Central Region                                    130,971              128,153               406,677              348,798
   Managed                                            15,117               15,382                45,010               41,451
   Other                                                (357)              (5,161)              (14,116)             (15,417)
                                                  ----------           ----------            ----------           ----------
      Total Property EBITDA                       $  330,348           $  269,098            $  908,278           $  739,198
                                                  ==========           ==========            ==========           ==========

PROJECT OPENING COSTS AND
   OTHER NONRECURRING ITEMS
      Project opening costs                       $       69           $    3,924            $    1,738           $    8,191
      Writedowns, reserves and
         recoveries                                    3,558               10,373                 5,210               11,304
      Venture restructuring
         costs                                            --                 (217)                   --                2,515
                                                  ----------           ----------            ----------           ----------
             Total                                $    3,627           $   14,080            $    6,948           $   22,010
                                                  ==========           ==========            ==========           ==========


(a) New accounting guidance issued in and effective for first quarter 2001 requires that the cost of the cash-back component of the Company's Total Rewards program be treated as a reduction of revenues. Previously, these costs had been treated as a casino expense. The new guidance impacts only the income statement classification of these costs. It does not impact operating profit or Property EBITDA. The prior year's results have been restated to reflect the impact of implementing this new guidance.

(b) Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Operating Profit before depreciation and amortization expenses. Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner. As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

                          HARRAH'S ENTERTAINMENT, INC.
                            SUPPLEMENTAL INFORMATION
                                   (UNAUDITED)


Computation of diluted earnings per share excluding items not typically included in analyst estimates


                                                                Third Quarter Ended                      Nine Months Ended
                                                          -----------------------------           -------------------------------
(In thousands)                                            Sept. 30,           Sept. 30,           Sept. 30,            Sept. 30,
                                                            2002                2001                2002                 2001
                                                          ---------           ---------           ----------           ----------
Income before taxes and minority
    interests                                             $166,144            $101,995            $ 449,259            $ 255,493
Add/(deduct):
    Reserves for New Orleans casino                             --                  --                   --                2,322
    Project opening costs and other
       nonrecurring items                                    3,627              14,080                6,948               22,010
    Incremental riverboat                                                                                --
       depreciation                                             --               3,844                                    10,081
    Charges to refocus the Rio
       included in the property
      operating profit                                          --              13,033                   --               13,033
    Gain on settlement of a
       contingency arising from
       disposition of a former
       affiliate                                                --              (7,141)                  --               (7,141)
    Settlement of litigation                                    --                  --                 (931)                  --
    ESSP incentive interest expense                             --                  --                   --                2,742
    Loss on equity interests                                    --                  --                2,077                5,040
                                                          --------            --------            ---------            ---------
Adjusted income before taxes
    and minority interests                                 169,771             125,811              457,353              303,580
Provision for income taxes                                 (62,776)            (46,477)            (168,552)            (111,476)
Minority interests                                          (3,697)             (2,692)             (11,447)              (8,279)
                                                          --------            --------            ---------            ---------

Adjusted income before
    extraordinary items                                    103,298              76,642              277,354              183,825

Proforma adjustment:
    Add back amortization of
       intangible assets with
       infinite lives                                           --               5,683                   --               16,982
                                                          --------            --------            ---------            ---------
Proforma adjusted income before
    extraordinary items                                   $103,298            $ 82,325            $ 277,354            $ 200,807
                                                          ========            ========            =========            =========

Diluted earnings per share
    before extraordinary items,
    as adjusted                                           $   0.91            $   0.67            $    2.43            $    1.57
                                                          ========            ========            =========            =========

Proforma diluted earnings per
    share before extraordinary
    items, as adjusted                                    $   0.91            $   0.72            $    2.43            $    1.72
                                                          ========            ========            =========            =========

Weighted average common and
    common equivalent shares
    outstanding                                            113,012             115,080              114,039              116,789
                                                          --------            --------            ---------            ---------